Exhibit 99.1

TALOS ENERGY ANNOUNCES SUCCESSFUL BORROWING BASE REDETERMINATION RESULTS, UPDATED AUDITED RESERVES FIGURES AND REVISED FOURTH QUARTER 2020 OPERATIONAL AND FINANCIAL GUIDANCE

Houston, Texas, December 7, 2020 – Talos Energy Inc. (“Talos,” or the “Company”) (NYSE: TALO) today announced that its borrowing base has been successfully reaffirmed at its current level of $985 million following the Company’s semi-annual redetermination process. Separately, Talos provided updated reserves figures as of September 30, 2020 audited by Netherland, Sewell & Associates, Inc. (“NSAI”) as well as updated operational and financial guidance for the fourth quarter of 2020.

Borrowing Base Redetermination Results

The borrowing base under the Company’s reserves-based lending facility has been reaffirmed at its current level of $985 million. As of November 30, 2020, Talos maintained over $300 million of liquidity.

President and Chief Executive Officer Timothy S. Duncan commented: “Consistent with the redetermination process in the spring, our bank group has once again shown strong support for our business despite the challenging macro-economic conditions and unique circumstances the Company has experienced this year. Our 2020 capital program was focused on lower-risk, shorter-cycle projects that provided impactful conversions to our Proved Developed Producing reserves and immediately bolstered the collateral value of our business. The reaffirmation of the borrowing base at $985 million is evidence of our success on this front, despite continued pressure on commodity prices compared to pre-COVID levels.”

Updated Audited Reserves

In conjunction with the Company’s fall borrowing base redetermination process, Talos elected to complete an audit of its reserves as of September 30, 2020 to update its previously disclosed pro forma, unaudited reserves as of June 30, 2020. Additionally, below are sensitivity tables providing PV-10(1) values highlighting substantially higher reserve values at increasing oil prices(3) relative to the September 30, 2020 SEC price assumptions.

As of September 30, 2020, Talos had proved reserves of 177.6 MMBoe, comprised of 68% oil, 75% liquids and 76% was proved developed. The PV-10(1) of proved reserves was approximately $2.4 billion. The reserves and associated PV-10 are audited by NSAI and are fully burdened by and net of all plugging & abandonment costs associated with the properties included in the reserves report. The following table summarizes Talos’s proved reserves at September 30, 2020 based on SEC pricing of $43.63 per barrel and $1.97 per MMBtu:

Summary of Proved Reserves
Category	MBoe	% of Total Proved	% Oil	PV-10(1)(2) ($MM)
Proved Developed Producing	83,742	47%	70%	$1,408,051
Proved Developed Non-Producing	50,758	29%	65%	660,610

Total Proved Developed	134,500	76%	68%	2,068,662
Proved Undeveloped	43,111	24%	69%	317,751

Total Proved	177,612	100%	68%	$2,386,412

In addition to the proved reserves, Talos’s audited probable reserves at September 30, 2020 were 70.4 MMBoe and had a PV-10 of $947.2 million.

The following tables summarize the PV-10(1) values of Talos’s proved and probable reserves, respectively, at September 30, 2020 at various crude oil prices:

Sensitivity of PV-10(1) ($MM) at Various Oil Prices ($/Bbl)(3)
Category	$40.00	$45.00	$50.00	$55.00	$60.00
Proved Developed Producing	$1,341,601	$1,521,852	$1,738,095	$1,955,694	$2,171,919
Proved Developed Non-Producing	618,002	716,748	830,513	944,541	1,059,144

Total Proved Developed	1,959,604	2,238,599	2,568,609	2,900,235	3,231,063
Proved Undeveloped	269,502	365,655	461,780	557,753	664,493

Total Proved	$2,229,106	$2,604,254	$3,030,388	$3,457,989	$3,895,555

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Sensitivity of PV-10(1) ($MM) at Various Oil Prices ($/Bbl)(3)
Category	$40.00	$45.00	$50.00	$55.00	$60.00
Total Probable	$882,857	$1,012,680	$1,144,158	$1,274,722	$1,412,679

Updated Fourth Quarter 2020 Operational and Financial Guidance

Subsequent to the Company’s October 7, 2020 operational and financial guidance, three major storms have caused additional operational disruptions in the Gulf of Mexico. Hurricane Delta, Hurricane Zeta and Tropical Storm Beta resulted in additional production shut-ins by Talos of approximately 11 full days in the fourth quarter of 2020 as well as delays in reaching first oil in multiple new drill projects and delays to the repairs at Ram Powell.

Production from Ram Powell has since been re-established and has stabilized in line with pre-shut-in levels. Talos now expects its Kaleidoscope development to commence production in mid-December and, once online, the Company expects its average daily production to be approximately 71.0 – 73.0 MBoe/d for the remainder of December 2020.

The table below provides the prior fourth quarter 2020 guidance released on October 7, 2020 as well as updated fourth quarter 2020 guidance incorporating the production volume deferrals caused by the significant incremental storm-related activity in the Gulf of Mexico:

	Prior 4Q Guidance (Oct 7th)		Updated 4Q Guidance
	Low	High	Low	High
Oil (MMBbl)	4.0	4.3	3.6	3.7
Natural Gas (Bcf)	9.1	9.8	9.2	9.3
NGL (MMBbl)	0.3	0.3	0.3	0.3
Total (MMBoe)	5.8	6.3	5.5	5.6
Avg Daily Production (MBoe/d)	63.0	68.0	59.5	60.5
Cash Operating Expenses(4)(5)	$60	$65	$60	$65
G&A(5)(6)	$12	$14	$12	$14
Capital Expenditures(7)(8)	$55	$60	$55	$60

Note: Figures may not sum due to rounding

(1)

PV-10 is a non-GAAP financial measure. We believe that the presentation of PV-10 is useful to investors because it presents the discounted future net cash flows attributable to our reserves prior to taking into account future corporate income taxes and our current tax structure. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves or for proved or probable reserves calculated using prices other than SEC prices. PV-10 does not take into account the effect of future taxes, and PV-10 estimates for reserve categories other than proved or for pricing sensitivities uses the relevant reserve volumes and prices, as applicable, but PV-10 is otherwise calculated using the same assumptions as those for, and in a manner consistent with, the calculation of standardized measure. Because PV-10 estimates of probable reserves are more uncertain than PV-10 and standardized measure of proved reserves, but have not been adjusted for risk due to that uncertainty, they may not be comparable with each other. Similarly, PV-10 estimates for price sensitivities are not adjusted for the likelihood that the relevant pricing scenario will occur, and thus they may be subject to the same issues with comparability. Nonetheless, we believe that PV-10 estimates for reserve categories other than proved or for pricing sensitivities present useful information for investors about the future net cash flows of our reserves in the absence of a comparable GAAP measure such as standardized measure. Because of this, PV-10 can be used to evaluate estimated net cash flows from proved reserves on a more comparable basis. Investors should be cautioned that PV-10 does not represent an estimate of the fair market value of our reserves. In addition, investors should be further cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves. Further, because estimates of proved and probable reserve volumes and PV-10 have not been adjusted for risk due to this uncertainty of recovery, they should not be summed arithmetically with each other or with comparable estimates for proved reserves. GAAP does not prescribe any corresponding measure for PV-10 of reserves based on other than SEC prices. As a result, it is not practicable for us to reconcile these additional PV-10 measures to GAAP standardized measure. With respect to PV-10 calculated as of an interim date, it is not practicable to calculate the taxes for the related interim period because GAAP does not provide for disclosure of standardized measure on an interim basis.

(2)

In accordance with guidelines established by the SEC, the Company’s estimated proved reserves as of September 30, 2020 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each commodity, calculated as the unweighted arithmetic average of the price on the first day of each month for the year end September 30, 2020. The West Texas Intermediate spot price and the Henry Hub spot price were utilized as the referenced price and appropriately adjusted for quality, transportation, fees, energy content and basis differentials. Therefore, the PV-10 of Talos’s proved reserves at September 30, 2020 is based on an average crude oil price of $43.63 per barrel and an average natural gas price of $1.97 per MMBtu, prior to being adjusted for quality, transportation, fees, energy content and basis differentials.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

(3)

Sensitivity based on various flat West Texas Intermediate oil prices per barrel in perpetuity assuming flat $2.50 Henry Hub gas prices per MMBtu in perpetuity, all prior to adjustments for quality, transportation, fees, energy content and basis differentials.

(4)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
(5)	Includes insurance costs
(6)	Excludes non-cash and non-recurring items
(7)	Includes Plugging & Abandonment
(8)	Excludes acquisitions

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions, including with respect to repairs to the Ram Powell facility, the impact of hurricanes and other storms, including Hurricane Delta, or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

This communication may also contain statements based on hypothetical or adverse scenarios and assumptions, and these statements should not necessarily be viewed as being representative of current or actual risk or forecasts of expected risk. In addition, while future events discussed in this communication may be significant, any significance should not be read as necessarily rising to the level of any specific definition of materiality, including the definitions of materiality used pursuant to federal securities laws.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002